Page 1 of 17


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*


                 NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    647581107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 17 Pages

CUSIP NO. 647581107                    13G                          Page 2 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Tiger Global Private Investment Partners II, L.P. ("Tiger PIP II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [  ]  (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF        5     SOLE VOTING POWER
                              21,008,033 shares, except that Tiger Global PIP
         SHARES               Performance II, L.L.C. ("Tiger Performance II"),
                              the general partner of Tiger PIP II, may be
      BENEFICIALLY            deemed to have sole voting power with respect to
                              such shares, and Charles P. Coleman III
     OWNED BY EACH            ("Coleman"), the managing member of Tiger
                              Performance II, may be deemed to have sole voting
       REPORTING              power with respect to such shares.
                        --------------------------------------------------------
         PERSON
                        6     SHARED VOTING POWER
          WITH                See response to row 5.
                        --------------------------------------------------------

                        7     SOLE DISPOSITIVE POWER
                              21,008,033 shares, except that Tiger Performance II, the general partner of Tiger PIP II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger Performance II, may be deemed to have sole dispositive power with respect to such shares.
                        --------------------------------------------------------

                        8     SHARED DISPOSITIVE POWER
                              See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           21,008,033
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [  ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           14.4%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 3 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global PIP Performance II, L.L.C. ("Tiger Performance II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER
                            21,008,033 shares, all of which are directly owned
         SHARES             by Tiger PIP II.  Tiger Performance II is the
                            general partner of Tiger PIP II and may be deemed
      BENEFICIALLY          to have sole voting power with respect to such
                            shares, and Coleman, the managing member of Tiger
     OWNED BY EACH          Performance II, may be deemed to have sole voting
                            power with respect to such shares.
       REPORTING        --------------------------------------------------------

         PERSON         6   SHARED VOTING POWER
                            See response to row 5.
          WITH          --------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            21,008,033 shares, all of which are directly owned by Tiger PIP II. Tiger Performance II is the general partner of Tiger PIP II and may be deemed
                            to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger Performance II, may be deemed to have sole dispositive power with respect to such shares.
                        --------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           21,008,033
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           14.4%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                            OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 4 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER
                            31,466 shares (of which 1,160 are represented by
         SHARES             290 American Depositary Shares, which may be
                            exchanged into common shares), except that each of
      BENEFICIALLY          Tiger Global Performance, L.L.C. ("Tiger Global
                            Performance"), the general partner of Tiger Global
     OWNED BY EACH          II, and Tiger Global Management, L.L.C. ("Tiger
                            Management"), the investment manager of Tiger
       REPORTING            Global II, may be deemed to have sole voting power
                            with respect to such shares, and Coleman, the
         PERSON             managing member of each of Tiger Global
                            Performance and Tiger Management, may be deemed to
          WITH              have sole voting power with respect to such shares.
                        --------------------------------------------------------

                        6   SHARED VOTING POWER
                            See response to row 5.
                        --------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            31,466 shares (of which 1,160 are represented by
                            290 American Depositary Shares, which may be
                            exchanged into common shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                        --------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          31,466
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 5 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER
                            52,720 shares (represented by 13,180 American
         SHARES             Depositary Shares, which may be exchanged into
                            common shares), except that each of Tiger Global
      BENEFICIALLY          Performance, the general partner of Tiger Global,
                            and Tiger Management, the investment manager of
     OWNED BY EACH          Tiger Global, may be deemed to have sole voting
                            power with respect to such shares, and Coleman, the
       REPORTING            managing member of each of Tiger Global Performance
                            and Tiger Management, may be deemed to have sole
         PERSON             voting power with respect to such shares.
                        --------------------------------------------------------
          WITH
                        6   SHARED VOTING POWER
                            See response to row 5.
                        --------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            52,720 shares (represented by 13,180 American Depositary Shares, which may be exchanged into common shares), except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger
                            Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                        --------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          52,720
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                          PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 6 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global Performance, L.L.C. ("Tiger Global Performance")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5    SOLE VOTING POWER
                              84,186 shares, of which 31,466 (including 1,160
         SHARES               represented by 290 American Depositary Shares,
                              which may be exchanged into common shares) are
      BENEFICIALLY            directly owned by Tiger Global II and 52,720
                              (represented by 13,180 American Depositary
     OWNED BY EACH            Shares, which may be exchanged into common
                              shares) are directly owned by Tiger Global.
       REPORTING              Tiger Global Performance is the general partner
                              of each of Tiger Global II and Tiger Global and
         PERSON               may be deemed to have sole voting power with
                              respect to such shares, Tiger Management is the
          WITH                investment manager of each of Tiger Global II
                              and Tiger Global and may be deemed to have sole
                              voting power with respect to such shares and
                              Coleman, the managing member of each of Tiger
                              Global Performance and Tiger Management, may be
                              deemed to have sole voting power with respect to
                              such shares.
                         -------------------------------------------------------

                         6    SHARED VOTING POWER
                              See response to row 5.
                         -------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER
                              84,186 shares, of which 31,466 (including 1,160 represented by 290 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II and 52,720 (represented by 13,180 American Depositary
                              Shares, which may be exchanged into common
                              shares) are directly owned by Tiger Global. Tiger Global Performance is the general partner of each of Tiger Global II and Tiger Global and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global II and Tiger Global and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER
                              See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          84,186
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                         OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 7 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER
                            26,120 shares (represented by 6,530 American
         SHARES             Depositary Shares, which may be exchanged into
                            common shares), except that Tiger Management, the
      BENEFICIALLY          investment manager of Tiger Ltd., may be deemed to
                            have sole voting power with respect to such shares,
     OWNED BY EACH          and Coleman, director of Tiger Ltd. and the
                            managing member of Tiger Management, may be deemed
       REPORTING            to have sole voting power with respect to such
                            shares.
         PERSON         --------------------------------------------------------

          WITH          6   SHARED VOTING POWER
                            See response to row 5.
                        --------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            26,120 shares (represented by 6,530 American
                            Depositary Shares, which may be exchanged into common shares), except that Tiger Management, the investment manager of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares, and Coleman, director of Tiger Ltd. and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                        --------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          26,120
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 8 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global Management, L.L.C. ("Tiger Management")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER
                            110,306 shares, of which 31,466 (including 1,160
         SHARES             represented by 290 American Depositary Shares,
                            which may be exchanged into common shares) are
      BENEFICIALLY          directly owned by Tiger Global II, 52,720
                            (represented by 13,180 American Depositary Shares,
     OWNED BY EACH          which may be exchanged into common shares) are
                            directly owned by Tiger Global and 26,120
       REPORTING            (represented by 6,530 American Depositary Shares,
                            which may be exchanged into common shares) are
         PERSON             directly owned by Tiger Ltd.  Tiger Management is
                            the investment manager of each of Tiger Global II,
          WITH              Tiger Global and Tiger Ltd. and may be deemed to
                            have sole voting power with respect to such
                            shares, and Coleman, the managing member of Tiger
                            Management and director of Tiger Ltd., may be
                            deemed to have sole voting power with respect to
                            such shares; Tiger Global Performance, the general
                            partner of each of Tiger Global II and Tiger
                            Global, may be deemed to have sole voting power
                            with respect to such shares directly owned by such
                            entities.
                        --------------------------------------------------------

                        6   SHARED VOTING POWER
                            See response to row 5.
                        --------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            110,306 shares, of which 31,466 (including 1,160 represented by 290 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II, 52,720 (represented by 13,180 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global and 26,120 (represented by 6,530 American Depositary Shares, which may be exchanged into common shares), are directly owned by Tiger Ltd. Tiger Management is the investment manager of each of Tiger Global II, Tiger Global and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger Management and director of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares; Tiger Global Performance, the general partner of each of Tiger Global II and
                            Tiger Global, may be deemed to have sole
                            dispositive power with respect to such shares directly owned by such entities.
                        --------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          110,306
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                          OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                          Page 9 of 17




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ]   (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------

       NUMBER OF         5    SOLE VOTING POWER
                              21,118,339 shares, of which 21,008,033 are
         SHARES               directly owned by Tiger PIP II, 31,466
                              (including 1,160 represented by 290 American
      BENEFICIALLY            Depositary Shares, which may be exchanged into
                              common shares) are directly owned by Tiger
     OWNED BY EACH            Global II, 52,720 (represented by 13,180
                              American Depositary Shares, which may be
       REPORTING              exchanged into common shares) are directly owned
                              by Tiger Global and 26,120 (represented by 6,530
         PERSON               American Depositary Shares, which may be
                              exchanged into common shares) are directly owned
          WITH                by Tiger Ltd.  Coleman is the managing member of
                              each of Tiger Performance II (the general
                              partner of Tiger PIP II), Tiger Global
                              Performance (the general partner of each of
                              Tiger Global II and Tiger Global) and Tiger
                              Management (the investment manager of each of
                              Tiger Global II, Tiger Global and Tiger Ltd.)
                              and director of Tiger Ltd. and may be deemed to
                              have sole voting power with respect to such
                              shares.
                         -------------------------------------------------------

                         6    SHARED VOTING POWER
                              See response to row 5.
                         -------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER
                              21,118,339 shares, of which 21,008,033 are
                              directly owned by Tiger PIP II, 31,466 (including 1,160 represented by 290 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II, 52,720 (represented by 13,180 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global and 26,120 (represented by 6,530 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Ltd. Coleman is the managing member of each of Tiger Performance II (the general partner of Tiger PIP II), Tiger Global Performance (the general partner of each of Tiger Global II and Tiger Global) and Tiger Management (the investment manager of each of Tiger Global II, Tiger Global and Tiger Ltd.) and director of Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER
                              See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                          21,118,339
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        14.5%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                          IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 647581107                    13G                         Page 10 of 17




ITEM 1(A).  NAME OF ISSUER
            --------------

            New Oriental Education & Technology Group Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            No. 6 Hai Dian Zhong Street, 9th Floor
            Haidian District, Beijing 100080
            People's Republic of China

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Tiger Global Private Investment Partners II, L.P., a Cayman Islands limited partnership ("Tiger PIP II"), Tiger Global PIP Performance II, L.L.C., a Delaware limited liability company ("Tiger Performance II"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global Performance, L.L.C., a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), Tiger Global Management, L.L.C., a Delaware limited liability company ("Tiger Management"), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

            Tiger Performance II, the general partner of Tiger PIP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II. Tiger Global Performance, the general partner of Tiger Global II and Tiger Global, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II and Tiger Global. Tiger Management, the investment manager of Tiger Global II, Tiger Global and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II, Tiger Global and Tiger Ltd. Coleman is the managing member of Tiger Performance II, Tiger Global Performance and Tiger Management and director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II, Tiger Global II, Tiger Global and Tiger Ltd.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, L.L.C.
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP
            -----------

            Tiger PIP II is a Cayman Islands limited partnership. Tiger Global II and Tiger Global are Delaware limited partnerships. Tiger Performance II, Tiger Global Performance and Tiger Management are Delaware limited liability companies. Tiger Ltd. is a Cayman Islands exempted company. Coleman is a United States citizen.

ITEM 2(D) AND (E).      TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                        ---------------------------------------------

            Common Shares
            CUSIP # 647581107

CUSIP NO. 647581107                    13G                         Page 11 of 17


ITEM 3.     Not Applicable.
            --------------

ITEM 4.     OWNERSHIP
            ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

                  (a)   Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                  (b)   Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                  (c)   Number of shares as to which such person has:

                              (i)   Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                              (ii)  Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) Sole power to dispose or to direct the
                                    disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                              (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of Tiger PIP II, Tiger Global II and Tiger Global, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.

CUSIP NO. 647581107                    13G                         Page 12 of 17


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable.

CUSIP NO. 647581107                    13G                         Page 13 of 17


                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2007


Tiger Global Private Investment              /s/ Charles P. Coleman III
  Partners II, L.P.                          ---------------------------------
By Tiger Global PIP Performance II, L.L.C.   Signature
Its General Partner
                                             Charles P. Coleman III
                                             Managing Member


Tiger Global PIP Performance II, L.L.C.      /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global II, L.P.                        /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global, L.P.                           /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global Performance, L.L.C.             /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member

CUSIP NO. 647581107                    13G                         Page 14 of 17


Tiger Global, Ltd.                           /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Director


Tiger Global Management, L.L.C.              /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Charles P. Coleman III                       /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP NO. 647581107                    13G                         Page 15 of 17


                                  EXHIBIT INDEX
                                  -------------


                                                              Found on
                                                             Sequentially
Exhibit                                                     Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                             16

CUSIP NO. 647581107                    13G                         Page 16 of 17


                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------

      The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Shares of New Oriental Education & Technology Group Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 6, 2007


Tiger Global Private Investment              /s/ Charles P. Coleman III
  Partners II, L.P.                          ---------------------------------
By Tiger Global PIP Performance II, L.L.C.   Signature
Its General Partner
                                             Charles P. Coleman III
                                             Managing Member


Tiger Global PIP Performance II, L.L.C.      /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global II, L.P.                        /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global, L.P.                           /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global Performance, L.L.C.             /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member

CUSIP NO. 647581107                    13G                         Page 17 of 17


Tiger Global, Ltd.                           /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Director


Tiger Global Management, L.L.C.              /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Charles P. Coleman III                       /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature